Exhibit 99.3

Dow Jones & Company, Inc.

200 Liberty Street, New York, New York 10281

                    , 2007

To the holders of our equity awards:

We have entered into an agreement with News Corporation that provides for the acquisition of Dow Jones by a subsidiary of News Corporation through a merger transaction. The proposed merger is subject to the approval of our stockholders. The proposed merger and the merger agreement are described in the proxy statement/prospectus attached to this notice, of which this notice is a part.

You are receiving this notice because you are a holder of one or more Dow Jones equity awards in the form of stock options, stock appreciation rights, shares of restricted stock, restricted stock units contingent stock rights [and/or awards under the Factiva Long Term Incentive Plan]. This notice includes a question and answer section intended to address briefly some questions regarding the treatment of the Dow Jones equity awards pursuant to the terms of the merger agreement and the mechanics by which you may elect to have some or all of your Dow Jones equity awards converted into News Corporation equity awards. We refer to all such conversions, collectively, as the Equity Awards Exchange. If, after reading this notice and the enclosed election form, you have additional questions about the treatment of your Dow Jones equity awards in the merger, please call [            ] at (            )         -            .

If you want to elect to have some or all of your Dow Jones equity awards converted into News Corporation equity awards, you must deliver a properly completed and executed election form and substitute form W-9 (each of which is enclosed with this notice) to Mellon Investor Services, our exchange agent for the merger, by the election deadline. The election deadline is 5.00 p.m, New York City time, on the later to occur of (x) the third (3rd) business day preceding the anticipated date for the completion of the merger closing date and (y) the business day immediately preceding the date of the special meeting. The terms and conditions of the election, as well as detailed instructions for making an election, are described in the attached question and answer section, the proxy statement/prospectus and in the election form being delivered to you together with this notice. If you want to make an election, you should carefully read and follow these instructions.

If you do nothing, you will receive cash in accordance with the terms of your Dow Jones equity awards, as described in the attached question and answer section, the proxy statement/prospectus and in the election form being delivered to you together with this notice.

Neither the board of directors nor the management of Dow Jones is making any recommendation as to whether any holder of any Dow Jones equity awards should elect to convert his or her Dow Jones equity awards into News Corporation equity awards. They are also not making any recommendation regarding the shares of Class A common stock of News Corporation that underlie those News Corporation equity awards.

QUESTIONS AND ANSWERS ABOUT THE EQUITY AWARDS EXCHANGE

Q: Why am I receiving this Notice?

A: This notice is being provided to you because you are a holder of one or more Dow Jones stock options, stock appreciation rights, shares of restricted stock, restricted stock units, contingent stock rights which we refer to as Dow Jones equity awards and/or an award under the Dow Jones Reuters Business Interactive, LLC Long-term Incentive Plan (referred to as the “Factiva LTIP”). Dow Jones has recently entered into an agreement with News Corporation pursuant to which a subsidiary of News Corporation will acquire Dow Jones through a merger transaction. In connection with the merger, certain of the Dow Jones equity awards will automatically be converted into cash payments as described below and in the accompanying proxy statement/prospectus, of which this notice is a part. In lieu of receiving this cash payment, a holder of Dow Jones equity awards may elect to have some or all of his or her Dow Jones equity awards converted into News Corporation equity awards on the terms described below, in the proxy statement/prospectus and in the election form being delivered to you together with this notice. Similarly, certain participants in the Factiva LTIP may elect to have the amount of each of their “Cycle 5” award be measured pursuant to a formula based on the increase or decrease in the value of News Corporation Class A common stock between the date of the closing of the merger and December 31, 2008.

Q: What will I receive in the merger for my Dow Jones stock options and/or Dow Jones stock appreciation rights if I do not make a valid election to convert my stock options or stock appreciation rights into News Corporation stock options or stock appreciation rights?

A: If you hold vested or unvested Dow Jones stock options and/or Dow Jones stock appreciation rights and you do not make a valid election to convert some or all of them into News Corporation stock options or News Corporation stock appreciation rights, as applicable, then each of your Dow Jones stock options and/or Dow Jones stock appreciation rights will be converted, in accordance with the terms of such option or stock appreciation right, into a right to receive from Dow Jones, for each share of Dow Jones common stock subject to such option or stock appreciation right, an amount in cash equal to the excess of $60.00 over the exercise price per share (in the case of options) or the base price per share (in the case of stock appreciation rights) of such option or stock appreciation right.

Q: When will I receive the cash amount in respect of my Dow Jones stock options and/or Dow Jones stock appreciation rights?

A: In the case of vested Dow Jones stock options or stock appreciation rights, the amount described above will be payable on the closing date of the merger. In the case of unvested Dow Jones stock options or stock appreciation rights, the amount described above will be payable on the date upon which the applicable option or stock appreciation right would have become exercisable for shares of Dow Jones common stock under the terms and conditions (including vesting and accelerated vesting) that are applicable, and would be applicable, to the option or stock appreciation right, in each case, as of the date of the merger agreement (but taking into account any changes to the option or stock appreciation right under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement).

Q: What will I receive in the merger for my Dow Jones stock options and/or Dow Jones stock appreciation rights if I make a valid election to convert my options or stock appreciation rights into News Corporation stock options or stock appreciation rights?

A: If you make a valid election to convert some or all of your Dow Jones stock options or Dow Jones stock appreciation rights into News Corporation stock options or stock appreciation rights, then you will not receive the cash payment described above in respect of the stock options or stock appreciation rights covered by such election. Rather, you will receive, in respect of each such option or stock appreciation right so converted, an option to acquire (or a stock appreciation right with respect to) a number of shares of News Corporation Class A common stock that is equal to the number of shares of Dow Jones common stock subject to the outstanding option or stock appreciation right for which an election was made multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the New York Stock Exchange, or NYSE, over the five (5) trading days ending on the last trading day preceding the closing date of the merger. This option to acquire News Corporation Class A comman stock or stock appreciation right in respect of News Corporation Class A common stock will have an exercise price (or base price) equal to the per share exercise price (or base price) specified in such vested Dow Jones option or stock appreciation right or unvested Dow Jones option or stock appreciation right, as applicable, divided by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger. This option or stock appreciation right shall be on the same terms and conditions (including vesting and accelerated vesting) as were applicable under the Dow Jones option or stock appreciation right, but shall also take into account any changes to such option or stock appreciation right under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement.

Q: What happens to the cash (or the stock options to acquire or stock appreciation rights in respect of shares of News Corporation Class A common stock) payable for my unvested Dow Jones stock options and/or stock appreciation rights if I am terminated after the merger?

A: Upon your involuntary or constructive termination within 24 months following the merger, the cash payable for unvested Dow Jones Stock Options or stock appreciation rights (or the stock options to acquire or stock appreciation rights in respect of shares of News Corporation Class A common stock) generally will be paid or vest in full, respectively.

Q: What will I receive for my shares of restricted Dow Jones common stock and/or my Dow Jones restricted stock units in the merger if I do not make a valid election to convert them into shares of News Corporation restricted stock or News Corporation restricted stock units?

A: If you hold shares of restricted Dow Jones common stock and/or Dow Jones restricted stock units and you do not make a valid election to convert some or all of them into shares of restricted News Corporation Class A common stock or News Corporation restricted stock units, as applicable, then each of your shares of restricted Dow Jones common stock will be converted, in accordance with its terms, into the right to receive $60.00, and each outstanding restricted stock unit in respect of a share of Dow Jones common stock will be converted into the right to receive $60.00 and all dividend equivalents accrued through closing, in each case, on the date upon which the applicable share of restricted Dow Jones common stock or the applicable restricted stock unit would have vested. All other terms and conditions (including vesting and accelerated vesting) that otherwise would have been applicable to that share of restricted Dow Jones common stock or restricted stock unit will remain applicable (but taking into account any changes to that share of restricted Dow Jones common stock or restricted stock unit under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement). You will receive no dividends or dividend equivalents in respect of those restricted shares or restricted units following the closing of the merger.

Q: What will I receive for my shares of restricted Dow Jones common stock and/or my Dow Jones restricted stock units in the merger if I make a valid election to convert them into shares of restricted News Corporation Class A common stock or News Corporation restricted stock units?

A: If you make a valid election to convert some or all of your shares of restricted Dow Jones common stock and/or Dow Jones restricted stock units into shares of restricted News Corporation Class A common stock or News Corporation restricted stock units, as applicable, then you will not receive the cash payment described above in respect of the restricted shares or restricted stock units covered by such election. Rather, you will receive, in respect of each share of restricted Dow Jones common stock or restricted stock unit so converted, a number of shares of restricted News Corporation Class A common stock or restricted stock units in respect of shares of News Corporation Class A common stock equal to the number of shares of Dow Jones common stock represented by that share of restricted Dow Jones common stock or restricted stock unit multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger (rounded to the nearest whole share). Each such share of restricted News Corporation Class A common stock and/or

News Corporation restricted stock unit will be subject to the same terms and conditions (including vesting and accelerated vesting) as were applicable to the applicable shares of restricted Dow Jones common stock or restricted stock units (but taking into account any changes to those shares of restricted Dow Jones common stock or restricted stock units under the terms of any applicable stock option or compensation plan, agreement or arrangement of Dow Jones occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement). You will be entitled to receive dividends in respect of restricted shares of News Corporation Class A common stock and to accrue dividend equivalents on restricted stock units in respect of News Corporation Class A common stock if and when dividends are paid on News Corporation Class A common stock. All dividend equivalents accrued prior to closing in respect of Dow Jones restricted stock units and after closing in respect of News Corporation restricted stock units into which those Dow Jones restricted stock units are converted in the merger will be paid on vesting of the News Corporation restricted stock units.

Q: What happens to my right to receive the cash payment in respect of my restricted shares of Dow Jones common stock and/or my Dow Jones restricted stock units (or restricted shares of or restricted stock units in respect of News Corporation Class A common stock) if I am terminated after the merger?

A: Upon your involuntary or constructive termination within 24 months following the merger, generally the cash will be payable (or restricted shares of or restricted stock units in respect of News Corporation Class A common stock will vest) on a pro-rata basis based on your service during the vesting period (plus any applicable severance period).

Q: What will I receive in the merger for my Dow Jones contingent stock rights if I do not make a valid election to convert my contingent stock rights into News Corporation contingent stock rights?

A: If you hold Dow Jones contingent stock rights (as defined in the Dow Jones 2001 Long Term Incentive Plan, which we refer to as the “LTIP”) and you do not make a valid election to convert some or all of such contingent stock rights into News Corporation contingent stock rights, then each of your Dow Jones contingent stock rights will be treated in accordance with the terms of the LTIP, and the Final Award (as defined in the LTIP) will be converted at the effective time of the merger into the right to receive from Dow Jones at the time or times set forth in the LTIP cash in an amount equal to $60.00 times the number of shares of Dow Jones common stock constituting the Final Award (generally the target number of shares). After the closing, executive officers and other holders of contingent stock rights will be entitled to receive, for each quarter during the performance period applicable to their contingent stock rights, cash payments equal to the maximum number of Dow Jones shares subject to their contingent stock rights immediately before the merger multiplied by $0.25, the amount of the regular quarterly dividend currently paid on Dow Jones shares.

Q: What will I receive in the merger for my Dow Jones contingent stock rights if I make a valid election to convert my contingent stock rights into News Corporation contingent stock rights?

A: If you make a valid election to convert some or all of your Dow Jones contingent stock rights into News Corporation contingent stock rights, then you will not receive the cash payment described above in respect of those contingent stock rights. Rather, for any Dow Jones contingent stock rights for which an election has been validly made, all or a portion of the shares of Dow Jones common stock constituting your Final Award under such contingent stock right (generally the target number of shares) will be converted at the effective time of the merger into the right to receive a contingent stock right with respect to a number of shares of News Corporation Class A common stock equal to the number of shares of Dow Jones common stock constituting your Final Award under such contingent stock right for which the election is made multiplied by the number determined by dividing $60.00 by the volume weighted average price per share of News Corporation Class A common stock on the NYSE over the five (5) trading days ending on the last trading day preceding the closing date of the merger (rounded to the nearest whole share). Such News Corporation contingent stock right will be subject to the terms of the LTIP (but taking into account any changes under the LTIP occurring by reason of the change of control resulting from the transactions contemplated by the merger agreement). After the closing, executive officers and other holders of contingent stock rights will be entitled to receive, for each quarter during the performance period applicable to their contingent stock rights, cash payments equal to the number of Dow Jones shares subject to their contingent stock rights immediately before the merger multiplied by $0.25, the amount of the regular quarterly dividend currently paid on Dow Jones shares.

Q: What happens to my contingent stock rights if I am terminated after the merger?

A: Upon your involuntary or constructive termination within 24 months following the merger, you will receive a payout that is pro-rated based on the number of months of your service during the performance period (plus any applicable severance period).

Q: What happens to my awards granted under the Factiva LTIP with respect to the performance periods of 2005-2007 (Cycle 4) and 2006-2008 (Cycle 5)?

A: If you participated in Cycle 4 of the Factiva LTIP, your award for that cycle will be measured at target, and continue to be eligible to vest (subject to the original vesting conditions under the plan) on December 31, 2007. If you participated in Cycle 5, your award for that cycle will be measured based on your target award multiplied by a “performance factor” equal to the ratio of the price paid to Dow Jones shareholders in the merger ($60) to a base stock price of $37.33, or 1.61. Alternatively, you will be offered the chance to elect, prior to the closing date, pursuant to a valid election, to have the amount payable for your Cycle 5 award measured based on the increase or decrease in the value of News Corporation Class A common stock between closing and December 31, 2008. Whichever of these two options you select, your award will vest be eligible to vest (subject to the original vesting conditions under the plan) on December 31, 2008.

Q: How do I elect to convert my Dow Jones stock options, shares of restricted stock, restricted stock units, contingent stock rights and/or my Factiva LTIP Cycle 5 award into a News Corporation equity award?

A: If you want to convert some or all of your Dow Jones stock options, shares of restricted stock, restricted stock units, contingent stock rights and/or your Factiva LTIP Cycle 5 award into News Corporation equity awards pursuant to the terms of the Equity Awards Exchange, then you must submit a completed and executed election form specifying the number of Dow Jones equity awards for which you desire to make such an election to the exchange agent by the election deadline (described below). You may make an election with respect to your Factiva LTIP Cycle 5 award and with respect to some or all of your Dow Jones equity awards.

Q: What happens to my Cycle 4 and Cycle 5 awards granted under the Factiva LTIP if I am terminated following the merger?

A: If your employment is terminated without cause within 24 months following the merger and prior to the end of 2007 for Cycle 4 or prior to the end of 2008 for Cycle 5, you will receive a pro-rated portion of your Cycle 4 and/or Cycle 5 awards that remain outstanding on the date of your termination. The amount you receive will be determined based on the payouts described above (and in accordance with your election as described above) and be pro-rated based on the number of whole months that have elapsed in the applicable cycle as of the date of your termination (plus any applicable severance period).

Q: How can I change or revoke my election?

A: You may change your election by delivering to the exchange agent a properly completed revised election form that identifies the Dow Jones equity awards to which the revised election form applies. Delivery to the exchange agent of a revised election form with respect to any Dow Jones equity awards prior to the election deadline will result in the revocation of all prior election forms that you have submitted with respect to those Dow Jones equity awards. You may revoke any election form relating to Dow Jones equity awards by submitting written notice of such revocation to the exchange agent prior to the election deadline. All election forms will automatically be revoked if the merger agreement is terminated.

Q: When is the election deadline?

A: The election deadline is the later to occur of 5:00 p.m., New York City time, on (x) the third (3rd) business day preceding the closing date and (y) the business day immediately preceding the date of the special meeting.

Q: What happens if I fail to make a valid, timely election?

A: If you fail to make a valid, timely election to convert any of your Dow Jones equity awards into similar News Corporation equity awards, then you will receive the cash payment described above in respect of your Dow Jones equity awards.

Q: What are the tax consequence if I fail to make a valid, timely election?

A: The payment of the cash in respect of your Dow Jones stock options, stock appreciation rights, restricted stock or restricted stock units generally will be taxable to you as ordinary income. If you are an employee, or were an employee at the time the equity award was made to you, this income generally will be subject to withholding of U.S. federal, state and local income taxes and Federal Insurance Contribution Act taxes.

Q: What are the tax consequences if I make a valid, timely election?

A: We do not expect that holders of options to acquire (or stock appreciation rights in respect of) shares of Dow Jones common stock who make a valid, timely election to convert into a similar News Corporation equity award (as described above) will be taxed on receipt of the options to acquire (or stock appreciation rights in respect of ) News Corporation Class A common stock, but instead we expect that such holders will recognize ordinary wage income (and, if applicable, employment) tax upon exercise in an amount equal to the excess of the fair market value of the shares of News Corporation Class A common stock on the date of exercise over the exercise price (or base price). We expect that holders of Dow Jones restricted stock, restricted stock units and contingent stock rights, and of Factiva LTIP awards, who make a valid, timely election to convert into a similar News Corporation equity award (as described above) will recognize ordinary wage income (and, if applicable, employment) tax on the applicable vesting dates (or, in the case of Factiva LTIP awards, payment dates) equal to the fair market value of the underlying News Corporation Class A common stock on the applicable vesting dates.

Q: Is the board of directors or management of Dow Jones making any recommendation as to whether I should elect to convert my Dow Jones stock options, stock appreciation rights, restricted stock, RSUs or contingent stock rights or my Factiva LTIP Cycle 5 award into equity awards for or tied to the value of News Corporation Class A common stock?

A: Neither the board of directors nor the management of Dow Jones is making any recommendation as to whether any holder of any Dow Jones equity awards should elect to convert his or her Dow Jones equity awards or Factiva LTIP award into equity awards for or tied to the value of News Corporation Class A common stock. They are also not making any recommendation regarding the shares of Class A common stock of News Corporation that would underlie those equity awards.

Q: Who can help answer my questions?

A: If, after reading this notice and the enclosed election form, you have additional questions about the treatment of your Dow Jones equity awards in connection with the merger, please call [            ] at (            )         -            .